Exhibit 99.1

Scorpius Holdings Engages Alliance Global Partners to Explore Strategic Alternatives

DURHAM, N.C., Feb. 26, 2025 (GLOBE NEWSWIRE) -- Scorpius Holdings, Inc (NYSE American: SCPX) (“Scorpius” or “the Company”), an integrated contract development and manufacturing organization ("CDMO"), today announced that it has engaged Alliance Global Partners (“A.G.P.”) to assist in exploring strategic alternatives for the Company. This engagement is part of the Company’s ongoing efforts to maximize shareholder value and evaluate a range of potential strategic opportunities. Scorpius’ leadership remains committed to leveraging its scientific and technical expertise to enhance its position in the biomanufacturing sector while considering various avenues to drive long-term growth.

There can be no assurance that this process will result in any transaction or other strategic change or as to the timing of any such potential agreement or transaction. Scorpius does not intend to disclose further developments unless and until the Board of Directors has approved a specific course of action or determines that further disclosure is appropriate or required.

Scorpius Holdings, Inc.

Scorpius Holdings, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as A.G.P. assisting in exploring strategic alternatives for the Company, ongoing efforts to maximize shareholder value and evaluate a range of potential strategic opportunities and leveraging the Company’s scientific and technical expertise to enhance its position in the biomanufacturing sector while considering various avenues to drive long-term growth. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to effect a transaction or other strategic change; the Company’s ability to leverage its scientific and technical expertise to enhance its position in the biomanufacturing sector while driving long-term growth; the Company’s ability to generate meaningful cash flow and become cash flow positive; the Company’s financing needs, its cash balance being sufficient to sustain operations and its ability to raise capital when needed, the Company’s ability to leverage fixed costs and achieve long-term profitability; the Company’s ability to obtain regulatory approvals or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to successfully promote its services and compete as a pure- play CDMO, and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact
David Waldman
+1 919 289 4017
ir@scorpiusbiologics.com